UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 19, 2016

ZIX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Texas	0-17995	75-2216818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 370-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 19, 2016, the Board of Directors (the “Board”) of Zix Corporation (“ZixCorp” or the “Company”) appointed David J. Wagner to the positions of Chief Executive Officer (“CEO”) and President of ZixCorp and elected Mr. Wagner to the Board. Former CEO and President Richard D. Spurr stepped down from those positions, effective January 19, 2016, but remains as a member of the Board, the size of which was increased from five to six members. Both Mr. Wagner and Mr. Spurr will serve on the Board for terms that will expire at the 2016 annual meeting of ZixCorp’s shareholders. The Board did not appoint Mr. Wagner to serve on any of its standing committees.

Mr. Wagner, age 51, served as President of Entrust (“Entrust”) and Senior Vice President of Entrust Datacard from December 31, 2013 until December 31, 2015. Prior to his appointment as President of Entrust, Mr. Wagner served as Entrust’s Chief Financial Officer, Vice President, Controller and Treasurer, beginning in 1995. Prior to joining Entrust, Mr. Wagner held various finance and accounting positions at Nortel Networks from 1991 through 1995, and at Raytheon Systems from 1982 to 1991. Mr. Wagner is a graduate of The Pennsylvania State University where he received an undergraduate degree in accounting and a master’s of business administration.

Mr. Wagner’s annual base salary will be $350,000 and his annual incentive bonus target under ZixCorp’s 2016 Variable Compensation Plan will be $250,000. In addition, Mr. Wagner will be granted (i) 125,000 restricted shares and (ii) an award of stock options evidencing the right to acquire 200,000 shares of Company Common Stock at a strike price equal to the closing price of such Common Stock on the date of grant. Fifty percent of the restricted shares will vest in equal annual increments over three years from the date of grant and the other fifty percent will vest in three separate tranches tied to ZixCorp’s achievement of performance criteria for calendar years 2016, 2017 and 2018. The stock options will be subject to ZixCorp’s customary time-based vesting over four years. All of the restricted shares and stock options will be subject to Mr. Wagner’s continued employment through the applicable vesting dates.

In connection with Mr. Wagner’s appointment, ZixCorp entered into an Employment Termination Benefits Agreement (the “ETBA”), effective as of January 19, 2016, with Mr. Wagner. Under the ETBA, which is based on the form entered into by ZixCorp with its other executive officers, Mr. Wagner will, upon termination of his employment other than for “cause” or his resignation for “good reason” within 24 months of a “change in control” of ZixCorp, be entitled to receive 12 equal monthly cash payments in an aggregate amount equal to (i) his current base salary plus (ii) his target cash bonus for the fiscal year during which the separation occurs plus (iii) any excess costs to continue his health, dental and other employee benefits under COBRA over the price Mr. Wagner would have paid for such benefits had he remained employed by ZixCorp during such 12-month payment period. In addition, if Mr. Wagner is terminated other than for “cause” without a “change in control” of ZixCorp, (a) any outstanding stock options held by Mr. Wagner would become immediately exercisable, (b) any time-based restrictions on outstanding stock awards held by Mr. Wagner would lapse and such awards would become fully vested and (c) the payout level under any outstanding performance-based stock awards held by Mr. Wagner would be determined and deemed to have been earned based upon the actual level of achievement of all relevant performance goals against the “target” value measured over the full performance period, and such payout level would be pro-rated based on the time within the performance period that had elapsed prior to Mr. Wagner’s termination of employment. If ZixCorp experiences a “change in control” and the acquiring entity does not assume all of ZixCorp’s outstanding equity awards, or if the acquiring entity assumes such awards but within two years Mr. Wagner should be terminated other than for “cause” or he should resign for “good reason,” (a) any outstanding stock options held by Mr. Wagner would become immediately exercisable and (b) any time-based restrictions or performance-based restrictions on other outstanding stock awards held by Mr. Wagner would lapse and such awards would become fully vested, disregarding any time-based or performance-based vesting criteria.

Also in connection with Mr. Wagner’s appointment, ZixCorp and Mr. Wagner entered into an Indemnity Agreement, effective as of January 19, 2016 (the “Indemnity Agreement”). Under the Indemnity Agreement, which is based on the form entered into by ZixCorp with its other directors, Mr. Wagner is entitled, to the fullest extent permitted by applicable law, to be indemnified by, and to receive advancement of certain expenses from, ZixCorp in connection with certain claims and causes of action that could be asserted against him as a result of his status as a member of the Board or any committee thereof.

In connection with Mr. Spurr’s retirement as CEO and President, the Board approved the amendment of Mr. Spurr’s currently outstanding stock option award agreements to extend the exercise period of the underlying options to the later of (i) one year following Mr. Spurr ceasing to be CEO and (ii) one year following Mr. Spurr ceasing to be a member of the Board.

Item 7.01 Regulation FD Disclosure

On January 19, 2016, ZixCorp issued a press release announcing the appointment of Mr. Wagner as the new CEO of ZixCorp, as more fully described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 19, 2016, titled “Zix Corporation Appoints David Wagner as New CEO”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION

By:	/s/ Justin K. Ferguson
Justin K. Ferguson
Vice President and General Counsel

Dated: January 19, 2016

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated January 19, 2016, titled “Zix Corporation Appoints David Wagner as New CEO”.